EXHIBIT 99.4

As discussed in this Current Report on Form 8-K, information presented in this Exhibit 99.4 has been recast to present our Hologram Business as discontinued operations in our consolidated financial statements and to retrospectively adopt FASB Accounting Standards Update No. 2011-05 and present the consolidated statements of comprehensive income (loss) included herein. No other updates have been made in this Current Report on Form 8-K for developments or events that occurred subsequent to the filing of our Annual Report on Form 10-K for the fiscal year ended June 30, 2012 (the “2012 Form 10-K”). This Exhibit 99.4 should be read in conjunction with the 2012 Form 10-K (except for Items 1, 1A, 6, 7, and 8), the recast financial statements included as exhibits to this Current Report on Form 8-K, our Quarterly Report on Form 10-Q for the three months ended September 29, 2012, and our other filings with the SEC.

ITEM 7. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Our Industries and Developments

JDSU is a leading provider of communications test and measurement solutions and optical products for telecommunications service providers, wireless operators, cable operators, NEMs, and enterprises. JDSU is also an established leader in developing anti-counterfeiting technologies for currencies and other high value documents and products. In addition, the Company is leveraging its core networking and optical technology expertise to deliver high-powered commercial lasers for manufacturing applications and expand into emerging markets, including gesture—recognition solutions for consumer electronics.

To serve its markets, JDSU operates in the following business segments: Communications Test and Measurement (“CommTest”), Communications and Commercial Optical Products (“CCOP”), and Advanced Optical technology (“AOT”).

Communications Test and Measurement

The CommTest business segment provides instruments, software and services for communications network operators and equipment manufacturers that deliver and/or operate wireline and wireless networks.

JDSU communications test solutions help accelerate the deployment of new services, lower operating expenses, reduce customer turnover, and increase productivity across each critical phase of the network lifecycle, including R&D, production, deployment, and customer experience management (“CEM”). JDSU enables the effective management of voice, data and video services by providing visibility into the end-user experience and also by providing repair, calibration, instrument management, and other services to aid its customers in the rapid deployment and repair of networks and services.

JDSU test solutions address lab and production (capacity expansion, 40G/100G), field service (triple-play deployments for cable, telecom, FTTx, and home networking), wireless (load testing, drive test, protocol test), and CEM (quality of experience for wireless and wireline networks). JDSU also provides protocol test solutions for the development and field deployment of storage and storage-network technologies.

JDSU test and measurement customers include the world’s largest communications service providers, communications-equipment manufacturers, and government organizations. These include major telecom service providers, wireless operators and cable operators including AT&T, Bell Canada, Bharti Airtel Limited, British Telecom, China Mobile, China Telecom, Chunghwa Telecom, Comcast, CSL, Deutsche Telecom, France Telecom, TalkTalk, Telefónica, Telmex, TimeWarner Cable, and Verizon. Network equipment manufacturing customers include Alcatel-Lucent, Ciena, Cisco Systems, Fujitsu, and Huawei. Customers in the storage group are chip and infrastructure vendors, storage-device manufacturers, storage-network and switch vendors, and deployed private enterprise customers. Storage group customers include Brocade, Cisco Systems, and EMC.

Communications and Commercial Optical Products

The CCOP business segment is a leading provider of products and technologies used in the optical communications and commercial laser markets.

CCOP optical communications products include a wide range of components, modules, subsystems, and solutions for two markets: telecommunications, including access (local), metro (intracity), long-haul (city-to-city and worldwide), and submarine (undersea) networks; and, enterprise data communications including SANs, LANs, and Ethernet WANs. CCOP products enable the transmission and transport of video, audio, and data over high-capacity, fiber-optic cables. Transmission products primarily consist of optical transceivers, optical transponders, and their supporting components such as modulators and source lasers including VCSELs. Transport products primarily consist of amplifiers, ROADMs, and STBs, and their supporting components such as 980 nanometer (“nm”) pumps, passive devices, and array waveguides (“AWG”s).

CCOP laser products serve a wide variety of OEM applications from low- to high-power output and with UV, visible, and IR wavelengths. The broad portfolio addresses the needs of laser clients in applications such as micromachining, materials processing, bioinstrumentation, consumer electronics, graphics, medical/dental, and optical pumping. Core laser technologies include continuous-wave (“cw”), q-switched, and mode-locked lasers addressing application needs from cw to megahertz repetition rates. Laser products include diode, direct-diode, diode-pumped solid-state (“DPSS”), fiber and gas lasers.

CCOP provides two lines of PV products. CPV cell products convert light into electrical energy, enabling high efficiency multijunction solar cells and receiver assemblies. Photonic power (“PP”) products transport energy over optical fiber, enabling electromagnetic- and radio-interference-free power and data transmission for remote sensors such as high-voltage line current monitors.

Today’s most advanced optical networks are built with JDSU transport and transmission components, modules, and subsystems. Customers for our Optical Communications products include Adva, Alcatel-Lucent, Ciena, Cisco Systems, Ericsson, Fujitsu, Huawei, Infinera, Nokia Siemens Networks, and Tellabs. Customers for JDSU Commercial Lasers include Amada, ASML, Beckman Coulter, Becton Dickinson, Disco, Electro Scientific Industries, and KLA-Tencor. Customers for Photovoltaic Products include Amplifier Research, Beijing Bosin Industrial Technology, ETS-Lindgren, and Siemens.

Advanced Optical Technologies

The AOT business segment leverages its core technology strengths in optics and materials science to manage light and/or color effects for a wide variety of markets—from product security to space exploration. AOT consists of our Custom Optics Product Group (“COPG”), Flex Products Group (“Flex”), and our Authentication Solutions Group (“ASG”).

The Flex group produces color-shifting pigments that protect the currencies of more than 100 countries including China, those in the European Union, and the United States. It also provides anti-counterfeiting solutions to the pharmaceutical and other industries.

The COPG group provides precise, high-performance, optical thin-film coatings for a variety of applications in government and aerospace, biomedical, display, office automation, entertainment, and other emerging markets. These applications include night-vision goggles, satellite solar covers, medical instrumentation, information displays, office equipment, computer-driven projectors, 3D cinema and gesture recognition.

ASG provides multilayer authentication solutions that include overt, covert, forensic, and digital technologies for protection from product and document counterfeiting and tampering. These solutions, many of which leverage AOT color-shifting and holographic technologies, safeguard brands in the secure document, transaction card, pharmaceutical, consumer electronics, printing/imaging supplies, licensing, and fast-moving consumer goods industries.

On September 18, 2012, we entered into a definitive agreement to sell the Hologram Business and which subsequently closed on October 12, 2012. The Hologram Business primarily addressed the transaction card market. We have presented our historical Consolidated Statements of Operations and segment results of operations to reflect the sale of this business. The historical results of this business are reflected as discontinued operations in accordance with the authoritative guidance and are not included in our results from continuing operations for all periods presented.

The AOT business segment serves customers such as 3M, Kingston, Lockheed Martin, Northrop Grumman, Pan Pacific, Seiko Epson, and SICPA.

Overview

•                  Net revenue in fiscal 2012 decreased 6.7%, or $119.5 million, to $1,662.4 million from $1,781.9 million in fiscal 2011. Net revenue in fiscal 2012 consisted of $754.8 million, or approximately 45.4% of net revenue, from CommTest, $701.6 million, or approximately 42.2% of net revenue, from CCOP, and $206.0 million, or approximately 12.4% of net revenue, from AOT.

•                  Gross margin in fiscal 2012 decreased 1.7 percentage points to 42.4% from 44.1% in fiscal 2011. The decrease in gross margin was primarily due to decreased sales in our CCOP and CommTest segments, reduced absorption of manufacturing costs and decreased operating efficiency due to a decline in volume in our CCOP segment, and pricing reductions impacting certain product lines in our CCOP and AOT segments.

•                  R&D expense in fiscal 2012 increased 2.5%, or $6.0 million, to $244.0 million from $238.0 million in fiscal 2011. The increase was primarily due to increased investment in R&D projects to develop new product platforms and drive future growth, particularly in our CCOP segment. As a percentage of revenue, R&D expense increased to 14.7% from 13.4% in fiscal 2011.

•                  SG&A expense in fiscal 2012 decreased 1.7%, or $7.2 million, to $425.8 million from $433.0 million in fiscal 2011. The decrease was primarily a result of decreased variable incentive pay and lower sales commissions due to a decrease in operating income, partially offset by increased investment in information technology and a litigation settlement. As a percentage of revenue, SG&A expenses increased to 25.6% from 24.3% in fiscal 2011.

Recently Issued Accounting Pronouncements

In December 2011, the Financial Accounting Standards Board (“FASB”) issued authoritative guidance that requires an entity to disclose information about offsetting and related arrangements to enable users of its financial statements to understand the effect of those arrangements on its financial position. This guidance will be effective for the Company beginning in the first quarter of fiscal 2014. The adoption of this guidance may expand existing disclosure requirements, which the Company is currently evaluating.

In June 2011, the FASB issued amended guidance on the presentation of comprehensive income. The amended guidance eliminates one of the presentation options provided by current U.S. GAAP that is to present the components of other comprehensive income as part of the statement of changes in stockholders’ equity. In addition, it gives an entity the option to present the total of comprehensive income, the components of net income, and the components of other comprehensive income either in a single continuous statement of comprehensive income or in two separate but consecutive statements. The Company has included a new separate consolidated statement of comprehensive income (loss) to reflect the retrospective effect of adopting the amended guidance.

Critical Accounting Policies and Estimates

The preparation of our consolidated financial statements in conformity with accounting principles generally accepted in the United States requires us to make estimates and judgments that affect the reported amounts of assets and liabilities, net revenue and expenses, and the related disclosures. We base our estimates on historical experience, our knowledge of economic and market factors and various other assumptions that we believe to be reasonable under the circumstances. Estimates and judgments used in the preparation of our financial statements are, by their nature, uncertain and unpredictable, and depend upon, among other things, many factors outside of our control, such as demand for our products and economic conditions. Accordingly, our estimates and judgments may prove to be incorrect and actual results may differ from these estimates under different estimates, assumptions or conditions. We believe the following critical accounting policies are affected by significant estimates, assumptions and judgments used in the preparation of our consolidated financial statements:

Revenue Recognition

We recognize revenue when it is realized or realizable and earned. We consider revenue realized or realizable and earned when there is persuasive evidence of an arrangement, delivery has occurred, the sales price is fixed or determinable, and collectability is reasonably assured. Delivery does not occur until products have been shipped or services have been provided, risk of loss has transferred and in cases where formal acceptance is required, customer acceptance has been obtained or customer acceptance provisions have lapsed. In situations where a formal acceptance is required but the acceptance only relates to whether the product meets its published specifications, revenue is recognized upon shipment provided all other revenue recognition criteria are met. The sales price is not considered to be fixed or determinable until all contingencies related to the sale have been resolved.

We reduce revenue for rebates and other similar allowances. Revenue is recognized only if these estimates can be reliably determined. Our estimates are based on historical results taking into consideration the type of customer, the type of transaction and the specifics of each arrangement.

In addition to the aforementioned general policies, the following are the specific revenue recognition policies for multiple-element arrangements and for each major category of revenue.

Multiple-Element Arrangements

In October 2009, the FASB issued authoritative guidance that applies to arrangements with multiple deliverables. The guidance eliminates the residual method of revenue recognition, on non-software arrangements, and allows the use of management’s best estimate of selling price (“BESP”) for individual elements of an arrangement when vendor-specific objective evidence (“VSOE”) or third-party evidence (“TPE”) is unavailable. In addition, the FASB issued authoritative guidance which removes non-software components of tangible products and certain software components of tangible products from the scope of existing software revenue guidance, resulting in the recognition of revenue similar to that for other tangible products. We have adopted these standards at the beginning of our first quarter of fiscal 2011 on a prospective basis for applicable transactions originating or materially modified on or after July 3, 2010.

When a sales arrangement contains multiple deliverables, such as sales of products that include services, the multiple deliverables are evaluated to determine the units of accounting, and the entire fee from the arrangement is allocated to each unit of accounting based on the relative selling price. Under this approach, the selling price of a unit of accounting is determined by using a selling price hierarchy which requires the use of VSOE of fair value if available, TPE if VSOE is not available, or BESP if neither VSOE nor TPE is available. Revenue is recognized when the revenue recognition criteria for each unit of accounting are met.

We establish VSOE of selling price using the price charged for a deliverable when sold separately and, in remote circumstances, using the price established by management having the relevant authority. TPE of selling price is established by evaluating similar and interchangeable competitor goods or services in sales to similarly situated customers. When VSOE or TPE are not available then we use BESP. Generally, we are not able to determine TPE because our product strategy differs from that of others in our markets, and the extent of customization varies among comparable products or services from our peers. We establish BESP using historical selling price trends and considering multiple factors including, but not limited to geographies, market conditions, competitive landscape, internal costs, gross margin objectives, and pricing practices. When determining BESP, we apply significant judgment in establishing pricing strategies and evaluating market conditions and product lifecycles.

The determination of BESP is made through consultation with and approval by the Segment management. Segment management may modify or develop new pricing practices and strategies in the future. As these pricing strategies evolve, we may modify our pricing practices in the future, which may result in changes in BESP. The aforementioned factors may result in a different allocation of revenue to the deliverables in multiple element arrangements from the current fiscal quarter, which may change the pattern and timing of revenue recognition for these elements but will not change the total revenue recognized for the arrangement.

To the extent that a deliverable(s) in a multiple-element arrangement is subject to specific guidance (for example, software that is subject to the authoritative guidance on software revenue recognition) we allocate the fair value of the units of accounting using relative selling price and that unit of accounting is accounted for in accordance with the specific guidance. Some of our product offerings include hardware that are integrated with or sold with software that delivers the functionality of the equipment. We believe that this equipment is not considered software related and would therefore be excluded from the scope of the authoritative guidance on software revenue recognition.

If the transactions entered into or materially modified on or after July 3, 2010 were subject to the previous accounting guidance, the reported net revenue amount during the year ended July 2, 2011, would decrease by approximately $7 million.

Hardware

Revenue from hardware sales is recognized when the product is shipped to the customer and when there are no unfulfilled company obligations that affect the customer’s final acceptance of the arrangement. Any cost of warranties and remaining obligations that are inconsequential or perfunctory are accrued when the corresponding revenue is recognized.

Services

Revenue from services and system maintenance is typically recognized on a straight-line basis over the term of the contract. Revenue from time and material contracts is recognized at the contractual rates as labor hours are delivered and direct expenses are incurred. Revenue related to extended warranty and product maintenance contracts is deferred and recognized on a straight-line basis over the delivery period. We also generate service revenue from hardware repairs and calibration which is recognized as revenue upon completion of the service.

Software

Our software arrangements generally consist of a perpetual license fee and Post-Contract Support (“PCS”). Generally we have established VSOE of fair value for PCS contracts based on the renewal rate or the bell curve methodology. Revenue from maintenance, unspecified upgrades and technical support is recognized over the period such items are delivered. In multiple-element revenue arrangements that include software, software related and non software-related elements are accounted for in accordance with the following policies.

•                  Non software and software related products are bifurcated based on a relative selling price

•                  Software related products are separated into units of accounting if all of the following criteria are met:

•                  The functionality of the delivered element(s) is not dependent on the undelivered element(s).

•                  There is VSOE of fair value of the undelivered element(s).

•                  Delivery of the delivered element(s) represents the culmination of the earnings process for that element(s).

If these criteria are not met, the software revenue is deferred until the earlier of when such criteria are met or when the last undelivered element is delivered. If there is VSOE of the undelivered item(s) but no such evidence for the delivered item(s), the residual method is used to allocate the arrangement consideration. Under the residual method, the amount of consideration allocated to the delivered item(s) equals the total arrangement consideration less the aggregate VSOE of the undelivered elements.  In cases where VSOE is not established for PCS, revenue is recognized ratably over the PCS period after all software deliverables have been made and the only undelivered item is PCS.

Allowances for Doubtful Accounts

We perform credit evaluations of our customers’ financial condition. We maintain allowances for doubtful accounts for estimated losses resulting from the inability of our customers to make required payments. We record our bad debt expenses as SG&A expenses. When we become aware that a specific customer is unable to meet its financial obligations to us, for example, as a result of bankruptcy or deterioration in the customer’s operating results or financial position, we record a specific allowance to reflect the level of credit risk in the customer’s outstanding receivable balance. In addition, we record additional allowances based on certain percentages of our aged receivable balances. These percentages are determined by a variety of factors including, but not limited to, current economic trends, historical payment and bad debt write-off experience. We are not able to predict changes in the financial condition of our customers, and if circumstances related to our customers deteriorate, our estimates of the recoverability of our trade receivables could be materially affected and we may be required to record additional allowances. Alternatively, if we provide more allowances than we need, we may reverse a portion of such provisions in future periods based on our actual collection experience.

Stock-based Compensation

We estimate the fair value of stock options with service conditions and employee stock purchase plan awards (“ESPP”) using the Black-Scholes-Merton option-pricing model and a single option award approach. This option-pricing model requires the input of highly subjective assumptions, including the award’s expected life and the price volatility of the underlying stock. The expected stock price volatility assumption is determined using a combination of historical and implied volatility of our common stock. We use the Lattice model to estimate the fair value of certain performance based options with market conditions. The fair value of the time based Full Value Awards is based on the closing market price of our common stock on the date of award. We use a Monte Carlo simulation to estimate the fair value of certain performance based Full Value Awards with market conditions.

Pursuant to the authoritative guidance, we are required to estimate the expected forfeiture rate and only recognize expense for those shares expected to vest. When estimating forfeitures, we consider voluntary termination behavior as well as future workforce reduction programs. Estimated forfeiture rates are trued-up to actual forfeiture as the equity awards vest. The total fair value of the equity awards, net of forfeiture, is recorded on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period, except for performance based Full Value Awards and options with market conditions which are amortized based upon a graded vesting method.

Investments

Our investments in debt securities and marketable equity securities are primarily classified as available-for-sale investments or trading securities and are recorded at fair value. The cost of securities sold is based on the specific identification method. Unrealized gains and losses on available-for-sale investments, net of tax, are reported as a separate component of stockholders’ equity. Gains or losses on trading securities resulting from changes in fair value are recognized currently in earnings. Our short-term investments include securities with stated maturities of longer than twelve months which are classified as current assets as they are highly liquid and available to support current operations.

We periodically review our investments for impairment. If a debt security’s market value is below amortized cost and we either intend to sell the security or it is more likely than not that we will be required to sell the security before its anticipated recovery, we record an other-than-temporary impairment charge to investment income (loss) for the entire amount of the impairment. For the remaining debt securities, if an other-than-temporary impairment exists, we separate the other-than-temporary impairment into the portion of the loss related to credit factors, or the credit loss portion, and the portion of the loss that is not related to credit factors, or the noncredit loss portion. The credit loss portion is the difference between the amortized cost of the security and our best estimate of the present value of the cash flows expected to be collected from the debt security. The noncredit loss portion is the residual amount of the other-than-temporary impairment. The credit loss portion is recorded as a charge to earnings (loss), and the noncredit loss portion is recorded as a separate component of other comprehensive income (loss).

Inventory Valuation

We assess the value of our inventory on a quarterly basis and write-down those inventories which are obsolete or in excess of our forecasted usage to their estimated realizable value.  Our estimates of realizable value are based upon our analysis and assumptions including, but not limited to, forecasted sales levels by product, expected product lifecycle, product development plans and future demand requirements.  Our product line management personnel play a key role in our excess review process by providing updated sales forecasts, managing product rollovers and working with manufacturing to maximize recovery of excess inventory.  If actual market conditions are less favorable than our forecasts or actual demand from our customers is lower than our estimates, we may be required to record additional inventory write-downs.  If actual market conditions are more favorable than anticipated, inventory previously written down may be sold, resulting in lower cost of sales and higher income from operations than expected in that period.

Goodwill Valuation

We test goodwill for possible impairment on an annual basis in our fourth quarter and at any other time if events occur or circumstances indicate that the carrying amount of goodwill may not be recoverable. Circumstances that could trigger an impairment test include, but are not limited to: a significant adverse change in the business climate or legal factors; an adverse action or assessment by a regulator; change in customer, target market and strategy; unanticipated competition; loss of key personnel; or the likelihood that a reporting unit or significant portion of a reporting unit will be sold or otherwise disposed.

In fiscal 2012, the FASB amended its guidance to simplify testing goodwill for impairment. The amended guidance allows an entity to first assess qualitative factors to determine whether it is necessary to perform the two-step quantitative goodwill impairment test. If an entity determines that as a result of the qualitative assessment that it is more likely than not (>50% likelihood) that the fair value of a reporting unit is less than its carrying amount, then the quantitative test is required. Otherwise, no further testing is required. We elected to early adopt this accounting guidance for our annual impairment test performed in the fourth quarter of fiscal 2012.

Application of the goodwill impairment test requires judgments, including: identification of the reporting units; assigning assets and liabilities to reporting units; assigning goodwill to reporting units; a qualitative assessment to determine whether there are any impairment indicators; determining the fair value of each reporting unit; forecasting of future operating results used in the preparation of the estimated future cash flows, including forecasted revenues and costs, timing of overall market growth and our percentage of that market, discount rates and growth rates in terminal values.

We base our estimates on historical experience and on various assumptions about the future that we believe are reasonable based on available information. Unanticipated events and circumstances may occur that affect the accuracy of our assumptions, estimates and judgments. For example, if the price of our common stock were to significantly decrease combined with other adverse changes in market conditions, thus indicating that the underlying fair value of our reporting units may have decreased, we might be required to reassess the value of our goodwill in the period such circumstances were identified.

Long-lived Asset Valuation (Property, Plant and Equipment and Intangible Assets)

Long-lived assets held and used

We test long-lived assets or asset groups for recoverability when events or changes in circumstances indicate that their carrying amounts may not be recoverable. Circumstances which could trigger a review include, but are not limited to: significant decreases in the market price of the asset; significant adverse changes in the business climate or legal factors; accumulation of costs significantly in excess of the amount originally expected for the acquisition or construction of the asset; current period cash flow or operating losses combined with a history of losses or a forecast of continuing losses associated with the use of the asset; and current expectation that the asset will more likely than not be sold or disposed of significantly before the end of its estimated useful life.

Recoverability is assessed based on the carrying amounts of the long-lived assets or asset groups and its fair value which is generally determined based on the sum of the undiscounted cash flows expected to result from the use and the eventual disposal of the asset, as well as specific appraisals in certain instances. An impairment loss is recognized when the carrying amount is not recoverable and exceeds fair value.

Long-lived assets held for sale

Long-lived assets are classified as held for sale when certain criteria are met, which include: management commitment to a plan to sell the assets; the availability of the assets for immediate sale in their present condition; an active program to locate buyers and other actions to sell the assets has been initiated; whether the sale of the assets is probable and their transfer is expected to qualify for recognition as a completed sale within one year; whether the assets are being marketed at reasonable prices in relation to their fair value; and how unlikely it is that significant changes will be made to the plan to sell the assets. See “Note 10. Loss (Gain) on Disposal and Impairment of Long-Lived Assets” for more detail.

We measure long-lived assets to be disposed of by sale at the lower of carrying amount or fair value less cost to sell. Fair value is determined using quoted market prices or the anticipated cash flows discounted at a rate commensurate with the risk involved.

Income Taxes

In accordance with the authoritative guidance on accounting for income taxes, we recognize income taxes using an asset and liability approach. This approach requires the recognition of taxes payable or refundable for the current year and deferred tax liabilities and assets for the future tax consequences of events that have been recognized in our consolidated financial statements or tax returns. The measurement of current and deferred taxes is based on provisions of the enacted tax law and the effects of future changes in tax laws or rates are not anticipated.

The authoritative guidance provides for recognition of deferred tax assets if the realization of such deferred tax assets is more likely than not to occur. With the exception of certain international jurisdictions, we have determined that at this time it is more likely than not that deferred tax assets attributable to the remaining jurisdictions will not be realized, primarily due to uncertainties related to our ability to utilize our net operating loss carryforwards before they expire. Accordingly, we have established a valuation allowance for such deferred tax assets. If there is a change in our ability to realize our deferred tax assets, then our tax provision may decrease in the period in which we determine that realization is more likely than not.

The authoritative guidance on accounting for uncertainty in income taxes clarifies the accounting for uncertainty in income taxes recognized in an entity’s financial statements and prescribes the recognition threshold and measurement attributes for financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return.  Additionally, it provides guidance on recognition, classification, and disclosure of tax positions. We are subject to income tax audits by the respective tax authorities in all of the jurisdictions in which we operate. The determination of tax liabilities in each of these jurisdictions requires the interpretation and application of complex and sometimes uncertain tax laws and regulations. We recognize liabilities based on our estimate of whether, and the extent to which, additional tax liabilities are more likely than not. If we ultimately determine that the payment of such a liability is not necessary, then we reverse the liability and recognize a tax benefit during the period in which the determination is made that the liability is no longer necessary.

The recognition and measurement of current taxes payable or refundable and deferred tax assets and liabilities requires that we make certain estimates and judgments. Changes to these estimates or a change in judgment may have a material impact on our tax provision in a future period.

Warranty Accrual

We provide reserves for the estimated costs of product warranties at the time revenue is recognized. We estimate the costs of our warranty obligations based on our historical experience of known product failure rates, use of materials to repair or replace defective products and service delivery costs incurred in correcting product failures. In addition, from time to time, specific warranty accruals may be made if unforeseen technical problems arise. Should our actual experience relative to these factors differ from our estimates, we may be required to record additional warranty reserves. Alternatively, if we provide more reserves than we need, we may reverse a portion of such provisions in future periods.

Restructuring Accrual

In accordance with authoritative guidance on accounting for costs associated with exit or disposal activities, generally costs associated with restructuring activities are recognized when they are incurred. However, in the case of leases, the expense is estimated and accrued when the property is vacated. Given the significance of, and the timing of the execution of such activities, this process is complex and involves periodic reassessments of estimates made from the time the property was vacated, including evaluating real estate market conditions for expected vacancy periods and sub-lease income. Additionally, a liability for post-employment benefits for workforce reductions related to restructuring activities is recorded when payment is probable, the amount is reasonably estimable, and the obligation relates to rights that have vested or accumulated. We continually evaluate the adequacy of the remaining liabilities under our restructuring initiatives. Although we believe that these estimates accurately reflect the costs of our restructuring plans, actual results may differ, thereby requiring us to record additional provisions or reverse a portion of such provisions.

Pension and Other Postretirement Benefits

The funded status of our retirement-related benefit plans is recognized in the Consolidated Balance Sheets. The funded status is measured as the difference between the fair value of plan assets and the benefit obligation at fiscal year end, the measurement date. For defined benefit pension plans, the benefit obligation is the projected benefit obligation (“PBO”) and for the nonpension postretirement benefit plan the benefit obligation is the accumulated postretirement benefit obligation (“APBO”). The PBO represents the actuarial present value of benefits expected to be paid upon retirement. The APBO represents the actuarial present value of postretirement benefits attributed to employee services already rendered. The fair value of plan assets represents the current market value of cumulative Company contributions made to an irrevocable trust fund, held for the sole benefit of participants. Unfunded or partially funded plans, with the benefit obligation exceeding the fair value of plan assets, are aggregated and recorded as a retirement and nonpension postretirement benefit obligation equal to this excess. The current portion of the retirement-related benefit obligation represents the actuarial present value of benefits payable in the next 12 months in excess of the fair value of plan assets, measured on a plan-by-plan basis. This liability is recorded in other current liabilities in the Consolidated Balance Sheets.

(Gains) losses and prior service cost (credit) not recognized as a component of net periodic pension cost (income) in the Consolidated Statement of Operations as they arise are recognized as a component of accumulated other comprehensive income in the Consolidated Balances Sheets, net of tax. Those (gains) losses and prior service cost (credit) are subsequently recognized as a component of net periodic pension period cost (income) pursuant to the recognition and amortization provisions of applicable accounting standards. (Gains) losses arise as a result of differences between actual experience and assumptions or as a result of changes in actuarial assumptions. Prior service cost (credit) represents the cost of benefit improvements attributable to prior service granted in plan amendments.

Net periodic pension cost (income) is recorded in the Consolidated Statement of Operations and includes service cost, interest cost, expected return on plan assets, amortization of prior service cost and (gains) losses previously recognized as a component of accumulated other comprehensive income. Service cost represents the actuarial present value of participant benefits earned in the current year. Interest cost represents the time value of money cost associated with the passage of time. Certain events, such as changes in employee base, plan amendments and changes in actuarial assumptions, result in a change in the benefit obligation and the corresponding change in other comprehensive income. The result of these events is amortized as a component of net periodic cost (income) over the service lives of the participants, provided such amounts exceed thresholds which are based upon the benefit obligation or the value of plan assets.

The measurement of the benefit obligation and net periodic pension cost (income) is based on our estimates and actuarial valuations provided by third-party actuaries which are approved by our management. These valuations reflect the terms of the plans and use participant-specific information such as compensation, age and years of service, as well as certain assumptions, including estimates of discount rates, expected return on plan assets, rate of compensation increases, and mortality rates. In estimating the expected return on plan assets, we consider historical returns on plan assets, adjusted for forward-looking considerations, inflation assumptions and the impact of the active management of the plan’s invested assets. While we believe that our assumptions are appropriate, significant differences in our actual experience or significant changes in our assumptions that may be required under new legislation, accounting pronouncements, or otherwise, may materially affect our pension and other post-retirement obligations and our future expense.

Loss Contingencies

We are subject to the possibility of various loss contingencies arising in the ordinary course of business.  We consider the likelihood of loss or impairment of an asset or the incurrence of a liability, as well as our ability to reasonably estimate the amount of loss in determining loss contingencies.  An estimated loss is accrued when it is probable that an asset has been impaired or a liability has been incurred and the amount of loss can be reasonably estimated.  We regularly evaluate current information available to us to determine whether such accruals should be adjusted and whether new accruals are required.

Results of Operations

The following table sets forth the components of our Consolidated Statements of Operations as a percentage of net revenue:

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Segment net revenue:
CommTest	45.4%	45.1%	47.7%
CCOP	42.2	43.2	37.1
AOT	12.4	11.7	15.2
Net revenue	100.0	100.0	100.0
Cost of sales	54.1	52.7	55.9
Amortization of acquired technologies	3.5	3.2	3.8
Gross profit	42.4	44.1	40.3
Operating expenses:
Research and development	14.7	13.4	12.9
Selling, general and administrative	25.6	24.3	28.1
Amortization of other intangibles	1.3	1.4	1.6
Loss (gain) on disposal and impairment of long-lived assets	0.1	0.1	(0.2)
Restructuring and related charges	0.7	0.8	1.3
Total operating expenses	42.4	40.0	43.7
(Loss) income from operations	—	4.1	(3.4)
Interest and other income (expense), net	0.7	0.1	0.6
Interest expense	(1.6)	(1.4)	(1.8)
Gain on sale of investments	0.1	0.2	1.0
(Loss) income from continuing operations before income taxes	(0.8)	3.0	(3.6)
Provision for (benefit from) income taxes	0.7	(1.4)	0.2
(Loss) income from continuing operations, net of tax	(1.5)	4.4	(3.8)
Loss from discontinued operations, net of tax	(1.8)	(0.4)	(0.8)
Net (loss) income	(3.3)%	4.0%	(4.6)%

Financial Data for Fiscal 2012, 2011, and 2010

The following table summarizes selected Consolidated Statement of Operations items (in millions, except for percentages):

				Percentage				Percentage
	2012	2011	Change	Change	2011	2010	Change	Change
Segment net revenue:
CommTest	$754.8	$803.0	$(48.2)		$803.0	$642.7	$160.3
CCOP	701.6	770.8	(69.2)		770.8	499.3	271.5
AOT	206.0	208.1	(2.1)		208.1	205.3	2.8
Net revenue	$1,662.4	$1,781.9	$(119.5)	(6.7)%	$1,781.9	$1,347.3	$434.6	32.3%

Gross profit	705.5	785.7	(80.2)	(10.2)%	785.7	543.1	242.6	44.7%
Gross margins	42.4%	44.1%			44.1%	40.3%

Research and development	244.0	238.0	6.0	2.5%	238.0	173.3	64.7	37.3%
Percentage of net revenue	14.7%	13.4%			13.4%	12.9%

Selling, general and administrative	425.8	433.0	(7.2)	(1.7)%	433.0	378.1	54.9	14.5%
Percentage of net revenue	25.6%	24.3%			24.3%	28.1%

Amortization of intangibles	80.3	82.8	(2.5)	(3.0)%	82.8	72.3	10.5	14.5%
Percentage of net revenue	4.8%	4.6%			4.6%	5.4%

Restructuring and related charges	12.4	14.8	(2.4)	(16.2)%	14.8	17.7	(2.9)	(16.4)%
Percentage of net revenue	0.7%	0.8%			0.8%	1.3%

Net Revenue

Net revenue in fiscal 2012 decreased 6.7%, or $119.5 million, to $1,662.4 million from $1,781.9 million in fiscal 2011. The decrease was primarily due to a decline in volume in our CommTest and CCOP segments.

Net revenue decreased by $48.2 million in our CommTest segment primarily due to uncertainty in the macro-economic environment which reduced carriers’ spending in North America broadly across products in the instruments product portfolio. Carriers are spending cautiously as their end customers are delaying purchases, particularly in Europe and North America. This decrease was partially offset by growth within the instruments product portfolio and the customer experience management (“CEM”) product portfolio in the Asia-Pacific region. Net revenue decreased by $69.2 million in our CCOP segment. The decrease was primarily driven by a decline in volume due to reduced demand in our optical communications product portfolios arising from uncertainty in the macro-economic environment, particularly in Europe, flooding in Thailand and price reductions in line with business expectations. This decline was partially offset by an increase in volume and demand in our Pluggables and Fiber Lasers product lines. Within the optical communications product portfolio, volume declined in our gesture recognition products compared to the successful launch of these products in fiscal 2011. Volume also declined in our Circuit Packs and ROADMs product lines. During the second fiscal quarter of 2012 flooding in Thailand temporarily suspended operations of Fabrinet, one of CCOP’s primary manufacturing partners, affecting net revenue by approximately $15 million. Net revenue in our AOT segment decreased $2.1 million primarily due to reduced demand for our gesture recognition products, which was partially offset by increases in our currency products.

Net revenue in fiscal 2011 increased 32.3%, or $434.6 million, to $1,781.9 million from $1,347.3 million in fiscal 2010.  This increase was primarily due to an increased demand for our products driven by a broad based improvement in the global macro-economic environment, and specifically in the markets in which our segments operate. The significant yearly revenue increase was magnified relative to fiscal 2010, because fiscal 2010 net revenue was adversely impacted by the worldwide global recession in the first half of fiscal 2010. We saw the recovery from this recession begin during the second half of fiscal 2010 and continue at an increasing pace in fiscal 2011. In addition to the impact of the improvements in the global macro-economic environment on demand for our products, there were other factors which contributed to our increase in net revenue, as discussed below.

CommTest revenue increased $160.3 million largely due to the NSD acquisition in May 2010, the fourth quarter of fiscal 2010, which contributed $112.3 million of the increase in revenue in fiscal 2011. The overall improvements in the macro-economic environment in fiscal 2011 helped drive an increase in revenues across a broad portfolio of our product lines, including Fiber, Video Broadband & Access and Metro/Transport. CCOP revenue increased $271.5 million primarily due to improvements in the economic environment of the optical communication industry in fiscal 2011 that led to an increase in demand and volume of our Pluggables, High Powered Lasers, Modulators, Tunables, ROADMS, Commercial Lasers and Circuit Pack product lines.  Another factor in the fiscal 2011 increase in revenue was the introduction of new product platforms and product variants and the expansion of our market share in certain customer accounts.  The full year impact of revenue from new products such as Tunable XFP and Gesture Recognition in the CCOP segment, which were introduced in the second and third quarter of fiscal 2010, respectively, was realized in fiscal 2011. The CCOP segment released new ROADM product variants in fiscal 2011, which also contributed to the increase in net revenue. AOT revenue increased $2.8 million due to higher demand for Gesture Recognition products.

Going forward, we expect to continue to encounter a number of industry and market structural risks and uncertainties that may limit our visibility, and consequently, our ability to predict future revenue, profitability and general financial performance, and that could create quarter over quarter variability in our financial measures. For example, recent economic uncertainty in Europe has led to decreased demand in our optical communications product portfolios, and we cannot predict when or to what extent this demand will recover. These structural risks and uncertainties include: (a) strong pricing pressures, particularly within our CCOP markets, due to, among other things, a highly concentrated customer base, increasing Asia-based competition, and a general commoditization trend for certain products; (b) high product mix variability, particularly in our CCOP markets, which causes revenue variability, as well as gross profit variability due to, among other things, factory utilization fluctuations and inventory and supply chain management complexities; and (c) continuing service provider seasonality, which causes demand, revenue and profitability volatility at each level of the communications industry. Moreover, the current trend of communication industry consolidations is expected to continue, directly affecting our CCOP and CommTest customer base and adding additional risk and uncertainty to our financial and business predictability. Our program of assembly manufacturing transitions will continue, but until completed, these activities will continue to present additional supply chain and product delivery disruption risks, yield and quality concerns and risk of increased cost. These risks, while expected to diminish over the next several quarters, limit our ability to predict longer term revenue, profitability and general financial performance.

We operate primarily in three geographic regions: Americas, Europe Middle East and Africa (“EMEA”) and Asia-Pacific. The following table presents net revenue by geographic regions (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Net revenue:
Americas	$833.2	$859.4	$650.0
EMEA	400.7	473.8	373.6
Asia-Pacific	428.5	448.7	323.7
Total net revenue	$1,662.4	$1,781.9	$1,347.3

Net revenue was assigned to geographic regions based on the customers’ shipment locations. Net revenue for Americas included net revenue from United States of $673.6 million, $679.1 million, and $524.2 million, for the fiscal years ended 2012, 2011, and 2010, respectively, based on customers’ shipment location. Net revenue from customers outside the Americas represented 49.9%, 51.8%, and 51.8% of net revenue for the fiscal years ended 2012, 2011, and 2010, respectively. Consolidated revenues decreased year over year and in each geographical region in which we operate.  While the proportion of consolidated revenues contributed by each geographical region did not change significantly from fiscal 2011 to fiscal 2012, the impact of the uncertainty in the macro-environment in Europe resulted in a small decrease in the proportion of revenue attributed to that region. We expect revenue from our customers outside of North America to continue to be an important part of our overall net revenue and an increasing focus for net revenue growth.

During fiscal 2012, 2011, and 2010, no one single customer accounted for more than 10% of net revenue.

Gross Margin

Gross margin in fiscal 2012 decreased 1.7 percentage points to 42.4% from 44.1% in fiscal 2011. The decrease in gross margin was primarily due to declines in net revenue and unfavorable product mix in our CCOP and AOT segments. Net revenue decreased in our optical communications product portfolios of our CCOP segment, particularly in our gesture recognition products and Circuit

Pack and ROADMs product lines, due to reductions in pricing and volume which reduced absorption of manufacturing costs and decreased operating efficiency. Additionally, our CCOP segment experienced higher production variances as a result of flooding in Thailand which temporarily suspended the operations of Fabrinet, one of CCOP’s primary manufacturing partners, during the second fiscal quarter of 2012. Net revenue decreased in our gesture recognition products of our AOT segment, due to reductions in volume, which reduced absorption of manufacturing costs. Additionally, the decline in gross margin in our AOT segment, was due to a decline in the pricing of certain currency products. Gross margin in our CommTest segment remained relatively flat in fiscal 2012 compared to fiscal 2011.

Gross margin in fiscal 2011 increased 3.8 percentage points to 44.1% from 40.3% in fiscal 2010. The increase in gross margin was primarily due to greater manufacturing efficiencies resulting from increases in product volume, which improved overhead absorption in our CCOP and CommTest segments, as well as improved product mix.  Our CCOP segment experienced higher absorption of manufacturing cost from higher product volumes, thereby increasing gross margin, particularly in our Pluggables, High Powered Lasers, Modulators, Tunables, ROADMS, Commercial Lasers and Circuit Pack product lines.  Our CCOP segment also introduced new product platforms and product variants in fiscal 2010 and 2011 and further increased manufacturing efficiencies in fiscal 2011 as compared to fiscal 2010 from the on-going consolidation of CCOP manufacturing sites which took place in fiscal 2010 and fiscal 2009 contributing to an increase in gross margin. In our CommTest segment, the increase in gross margin was primarily due to improved product mix, which in part was driven by the acquisition of the NSD business in the fourth quarter of fiscal 2010.  The acquisition of the NSD business helped to significantly improve product offering mix with an emphasis on software and solution sales contributing to higher gross margin for the overall CommTest segment.  As in our CCOP segment, CommTest also benefitted significantly from higher volumes of multiple product lines such as Fiber, Video Broadband & Access, Metro/Transport which also resulted in higher absorption of manufacturing cost thereby increasing gross margin.  Gross margin decreased slightly in the AOT segment due to change in product mix.

As discussed in more detail under “Net Revenue” above, we sell products in certain markets that are consolidating, undergoing product, architectural and business model transitions, have high customer concentrations, are highly competitive (increasingly due to Asia-Pacific based competition), are price sensitive and are affected by customer seasonal and mix variant buying patterns. We expect these factors to continue to result in quarterly variability of our gross margin.

Research and Development

R&D expense in fiscal 2012 increased 2.5%, or $6.0 million, to $244.0 million from $238.0 million in fiscal 2011. The increase in R&D expense was primarily due to increased investment in R&D projects to develop new product platforms and drive future growth, particularly in our CCOP segment. The increase was partially offset by reductions in our CommTest segment’s R&D spending as a result of restructuring activities, reductions in headcount, and decreased variable incentive pay due to a decrease in operating income. Total R&D headcount decreased from approximately 1,450 in fiscal 2011 to 1,400 in fiscal 2012. As a percentage of revenue, R&D expense increased from 13.4% in fiscal 2011 to 14.7% in fiscal 2012.

R&D expense in fiscal 2011 increased 37.3%, or $64.7 million, to $238.0 million from $173.3 million in fiscal 2010. The increase was primarily a result of increased investment in development projects, together with higher compensation and benefits costs due to increased headcount, partly as a result of the acquisition of NSD in fiscal 2010, but also as a result of increased organic investment. Total R&D headcount increased from approximately 1,350 in fiscal 2010 to 1,450 in fiscal 2011. As a percentage of revenue, R&D expense slightly increased from 12.9% in fiscal 2010 to 13.4% in fiscal 2011.

We believe that investment in R&D is critical to attaining our strategic objectives. Historically, we have devoted significant engineering resources to assist with production, quality and delivery challenges which can impact our new product development activities. We plan to continue to invest in R&D and new products that will further differentiate us in the marketplace.

Selling, General and Administrative (“SG&A”)

SG&A expense in fiscal 2012 decreased 1.7%, or $7.2 million, to $425.8 million from $433.0 million in fiscal 2011. The decrease in SG&A expense was primarily due to decreased variable incentive pay and lower sales commissions due to a decrease in net revenue and operating income, partially offset by increased investment in information technology and a litigation settlement. Please refer to “Note 18. Commitment and Contingencies” for more information on legal proceedings. As a percentage of revenue, SG&A expenses increased from 24.3% in fiscal 2011 to 25.6% in fiscal 2012.

SG&A expense in fiscal 2011 increased 14.5%, or $54.9 million, to $433.0 million from $378.1 million in fiscal 2010. The dollar increase was primarily related to higher sales commissions due to increased revenues, increased variable incentive pay due to improved operating performance and increased investment in information technology, together with increases associated with the NSD acquisition. As a percentage of revenue, SG&A expenses decreased from 28.1% in fiscal 2010 to 24.3% in fiscal 2011.

We intend to continue to focus on reducing our SG&A expenses as a percentage of revenue. We have in the recent past, experienced and may continue to experience in the future, certain non-core expenses, such as mergers and acquisitions related expenses and legal expenses in connection with litigation, which could increase our SG&A expenses, and potentially impact our profitability, in any particular quarter. We are also increasing SG&A expenses in near term to upgrade business infrastructure and systems.

Amortization of Intangibles

Amortization of intangibles for fiscal 2012 decreased 3.0%, or $2.5 million, to $80.3 million from $82.8 million in fiscal 2011.

Amortization of intangibles for fiscal 2011 increased 14.5%, or $10.5 million, to $82.8 million from $72.3 million in fiscal 2010, due to additional intangible assets acquired through the NSD acquisition during the fourth quarter of fiscal 2010.

Acquired In-Process Research and Development (“IPR&D”)

In accordance with authoritative guidance, we recognize IPR&D at fair value as of the acquisition date, and subsequently account for it as an indefinite-lived intangible asset until completion or abandonment of the associated R&D efforts.  We periodically review the stage of completion and likelihood of success of each IPR&D project. The nature of the efforts required to develop IPR&D projects into commercially viable products principally relates to the completion of all planning, designing, prototyping, verification and testing activities that are necessary to establish that the products can be produced to meet their design specifications, including functions, features and technical performance requirements. During fiscal 2010, we acquired IPR&D through the acquisitions of SNT and NSD. The current status of our significant IPR&D projects from acquisitions is as follows:

SNT Acquisition

SNT was acquired in July 2009 and was accounted for in accordance with the authoritative guidance on business combinations. At the time of acquisition, SNT was in the process of developing technology, on two projects, to be used in the next generation of test and measurement platform. During the fourth quarter of fiscal 2010 we completed one project and began amortizing the developed technology over a 5 year useful life. During the second quarter of fiscal 2011 we completed the second project and began amortizing the developed technology over an 8 year useful life.

NSD Acquisition

NSD was acquired in May 2010 and was accounted for in accordance with the authoritative guidance on business combinations. At the time of acquisition, NSD was in the process of developing the next generation network probes. During the third quarter of fiscal 2012 we completed the $9.8 million IPR&D project and transferred it from indefinite life intangible assets to acquired developed technology and began amortizing the developed technology intangible asset over its useful life of 5 years.

Loss (gain) on Disposal and Impairment of Long-Lived Assets

During fiscal 2012 and 2011, we recorded $1.2 million and $1.5 million, respectively of loss on disposal and impairments of our long-lived assets in accordance with the authoritative accounting guidance regarding disposal or impairment of long-lived assets. During fiscal 2010, we recorded $2.0 million of gain on disposal and impairment of our long-lived assets in accordance with the same guidance.

The following table summarizes the components of the impairment of intangibles and gain/loss on long-lived assets (in millions):

	Years Ended
	June 30,	July 2,	July 3,
	2012	2011	2010
Loss (gain) on Disposal and Impairment of Long-Lived Assets:
Assets held and used	$—	$—	$—
(Gain) on the sale of assets	(0.6)	(0.1)	(0.1)
Long-lived assets to be disposed of other than sale	1.8	1.6	(1.9)
Total loss (gain) on disposal and impairment of long-lived assets	$1.2	$1.5	$(2.0)

Fiscal 2012

Assets Held and Used:

In the fourth quarter of fiscal 2012,we made an assessment based on business conditions and market forecast to explore strategic alternatives for our Hologram Business within our AOT reportable segment which may result in exit activities significantly before the end of its previously estimated useful life.

Correspondingly, under the authoritative guidance, we estimated the future net undiscounted cash flows expected to be generated using a probability-weighed approach for various scenarios. The cash flow period was based on the remaining useful life of the primary asset. The estimated future net undiscounted cash flows were then compared to the carrying amount of the long-lived asset group. The result of the analysis indicated that the estimated undiscounted cash flows were less than the carrying amount of the long-lived asset group, and accordingly the long-lived asset group related to the Holograms Business is not recoverable. We recorded the long-lived asset impairment charge of $18.8 million related to the intangibles and $2.7 million related to property, plant and equipment based on the discounted cash-flows under various scenarios. On September 18, 2012, we entered into a definitive agreement to sell the Hologram Business which subsequently closed on October 12, 2012. Accordingly, the entire impairment amount has been presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax.

The fair value of the aforementioned long-lived assets was determined based on an income approach using the discounted cash flow method. These assets are classified as Level 3 assets for which fair value is derived from valuation based on inputs that are unobservable and significant to the overall fair value measurement.

Asset Disposal Other than Sale:

During fiscal 2012, we recorded a loss of $1.8 million on the disposal of assets other than sale primarily related to accelerated depreciation in facilities at Everbright, Camarillo and Fort Collins sites.

Sale of Asset

During fiscal 2012, we recorded a gain of $0.7 million on the sale of asset primarily related to sale of certain building and land in Eningen, Germany under a sale and leaseback arrangement. See “Note 18. Commitments and Contingencies” for details.

Fiscal 2011

Asset Disposal Other than Sale:

During fiscal 2011, we recorded loss of $1.6 million on the disposal of assets other than sale primarily related to accelerated depreciation in facilities at Ottawa and Fort Collins sites.

Fiscal 2010

Asset Disposal Other than Sale:

During fiscal 2010, we recorded a gain of $1.9 million for the disposal of assets other than sale primarily related to cash receipts from Sanmina-SCI on leasehold improvements related to the sale of certain assets and liabilities related to manufacturing operations in Shenzhen, China in fiscal 2009 that had previously been written-off, partially offset by accelerated depreciation.

Restructuring and Related Charges

We continue to take advantage of opportunities to further reduce costs through targeted restructuring efforts intended to consolidate and rationalize business functions and related locations based on core competencies and cost efficiencies, together with the need to align the business in response to the market conditions. We estimate annualized cost savings of approximately $32 million excluding any one-time charge as a result of the restructuring activities initiated in the past year. See “Note 12. Restructuring and Related Charges” for more detail.

As of June 30, 2012, our total restructuring accrual was $12.6 million.

During the twelve months ended June 30, 2012, we incurred restructuring expenses of $12.5 million, of which $0.1 million was attributable to the Hologram Business and is presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax. The charges are a combination of new and previously announced restructuring plans and are primarily the result of the following:

(i)                                                             During the fourth quarter of fiscal 2012, management approved the CommTest Operation and Repair Outsourcing Restructuring Plan which focuses on three areas in the CommTest segment: (1) moving the repair organization to a repair outsourcing partner; (2) reorganizing the R&D global team because of portfolio prioritization primarily in the CEM (Customer Experience Management) business to consolidate key platforms from several sites to single site; (3) reorganizing Global Sales to focus on strategic software growth, wireless growth, and to ensure sales account resources on the most critical global growth accounts. As a result, a restructuring charge of $4.3 million was recorded towards severance and employee benefits for 117 employees in manufacturing, research and development and selling, general and administrative functions. Payments related to the severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2013.

(ii)                                                          During the fourth quarter of fiscal 2012, management approved the AOT Business Consolidation plan to consolidate and re-align the various business units within its AOT segment to improve synergies. As a result, a restructuring charge of $0.8 million was recorded towards severance and employee benefits for 17 employees primarily in manufacturing, research and development and selling, general and administrative functions. Of this $0.8 million restructuring charge, $0.1 million was attributable to the Hologram Business relating to severance and employee benefits for 1 employee and is presented in the Consolidated Statements of Operations as a component of Loss from discontinued operations, net of tax. Payments related to the severance and benefits accrual are expected to be paid by the end of the second quarter of fiscal 2013.

(iii)                                                       During the third quarter of fiscal 2012, management approved the CommTest Manufacturing Support Consolidation Plan to continue to consolidate its manufacturing support operations in the CommTest segment, by reducing the number of contract manufacturer locations worldwide and moving most of them to lower cost regions such as Mexico and China. As a result, a restructuring charge of $2.8 million was recorded towards severance and employee benefits for 80 employees in manufacturing, research and development and selling, general and administrative functions. Payments related to the severance and benefits accrual are expected to be paid by the end of the third quarter of fiscal 2013.

(iv)                                                      During the second quarter of fiscal 2012, management approved the CommTest Solution Business Restructuring Plan to re-organize the Customer Experience Management business of the CommTest segment to improve business efficiencies with greater focus on the mobility and video software test business, and to re-organize CommTest’s global operations to reduce costs by moving towards an outsourcing model. As a result, a restructuring charge of $1.7 million was recorded towards severance and employee benefits for 57 employees in manufacturing, research and development and selling, general and administrative functions. Payments related to the remaining severance and benefits accrual are expected to be paid by the end of the second quarter of fiscal 2013.

(v)                                                         During the second quarter of fiscal 2012, management approved the CommTest Germantown Tower Restructuring Plan to consolidate workspace in Germantown, Maryland, primarily used by the CommTest segment. As of December 31, 2011, the Company exited the workspace in Germantown under the plan. We accrued $0.6 million exit costs in accordance with authoritative guidance related to lease and contract terminations. The fair value of the remaining contractual obligations, net of sublease income as of June 30, 2012 was $0.5 million. Payments related to the lease costs are expected to be paid by the end of the second quarter of fiscal 2019.

(vi)                                                      During the first quarter of fiscal 2012, management approved the CCOP Fiscal Q1 2012 Plan to restructure certain CCOP segment functions and responsibilities to drive efficiency and segment profitability in light of current economic conditions. As a result, a restructuring charge of $1.1 million was recorded towards severance and employee benefits for 40 employees in manufacturing, research and development and selling, general and administrative functions. Payments related to the severance and benefits were paid by October 2011.

(vii)                                                   The Company also incurred restructuring and related charges from previously announced restructuring plans in fiscal 2012 on the following: (i) $0.5 million benefit arising primarily from $1.2 million benefit to adjust down the previous accrual of employee severance and benefits under CommTest Sales and Market Rebalancing Plan due to management’s decision to re-locate employees and realize co-location efficiencies, offset by $0.7 million on severance and employee benefits, primarily on continued implementation of the CommTest Germany Restructuring Plan; (ii) $1.6 million for manufacturing transfer costs in the CommTest and AOT segments which were the result of the transfer of certain production processes into existing sites in the United States or to contract manufacturers; and (iii) $0.1 million charge arising primarily from $1.0 million lease termination cost under CommTest Market Rebalancing Restructuring Plan, offset by $0.9 million benefit to adjust the accrual for previously restructured leases in the CommTest segment which were the result of our continued efforts to reduce and/or consolidate manufacturing locations.

During the twelve months ended July 2, 2011, we incurred restructuring expenses of $14.8 million. The charges are a combination of new and previously announced restructuring plans and are primarily the result of the following:

(i)                                                             During the third quarter of fiscal 2011, management approved a plan to outsource a portion of manufacturing in the AOT segment to a contract manufacturer resulting in termination of employment and manufacturing transfer costs. As a result, a restructuring charge of $1.1 million was recorded consisting of $0.4 million towards manufacturing transfer costs and $0.7 million towards severance and related employee benefits for approximately 35 employees in manufacturing operations. Payments related to the severance and benefits were paid off by the first quarter of fiscal 2012.

(ii)                                                          During the fourth quarter of fiscal 2011, the Company approved the CommTest Sales Rebalancing Plan to reorganize the sales organization and one of our product portfolios in the segment to focus efforts on higher growth technologies and regions. As a result, a restructuring charge of $4.6 million was recorded towards severance and employee benefits for approximately 110 employees in manufacturing, research and development and selling, general and administrative functions. Payments related to the severance and benefits were paid off by the fourth quarter of fiscal 2012.

(iii)                                                       The Company also incurred restructuring and related charges from previously announced restructuring plans in fiscal 2011 on the following: (i) $1.2 million on severance and employee benefits, primarily on continued implementation of the CommTest Germany Restructuring Plan; (ii) $2.1 million for manufacturing transfer costs in the CommTest and CCOP segments which were the result of the transfer of certain production processes into existing sites in the U.S. or to contract manufacturers; and (iii) $0.4 million benefit arising primarily from $0.8 million benefit to adjust the accrual for previously restructured leases in the CommTest segment which were the result of our continued efforts to reduce and/or consolidate manufacturing locations offset by accrual for previously restructured leases.

During the twelve months ended July 3, 2010, we incurred restructuring expenses of $17.7 million. The charges are a combination of new and previously announced restructuring plans and are primarily the result of the following:

(i)                                                             $7.1 million for severance and benefits primarily in the CommTest segment which relates to the sale of certain non-core assets, the expansion of the Europe, Middle East, and Africa (“EMEA”) sales force from a primarily direct customer-only team to include a channel partners-oriented sales force, and the implementation of the EMEA early retirement program. These activities were completed by the third quarter of fiscal 2011. We also restructured and reorganized our CommTest segment to improve the efficiency of the research and development organization by reducing/rationalizing headcount, transitioning research and development investment to lower cost locations, and consolidating and centralizing similar functions to fewer sites designed to improve leverage. These activities were completed by the end of the fourth quarter of fiscal 2010;

(ii)                                                          $8.5 million for manufacturing transfer cost primarily in the CCOP segment, which were the result of a production site closure in California, the consolidation of Lasers manufacturing operations at a contract manufacturer in Asia, the transfer of certain production processes into existing sites in California, and the reduction in force of our manufacturing support organization across all sites. We completed these activities by the end of the third quarter of fiscal 2010; and

(iii)                                                       $2.1 million for charges for restructured leases primarily in the CommTest segment, which were the result of our continued efforts to reduce and consolidate manufacturing locations. Payments related to the lease costs are expected to be paid by the second quarter of 2015.

Our ability to generate sublease income, as well as our ability to terminate lease obligations and recognize the anticipated related savings, is highly dependent upon the economic conditions, particularly commercial real estate market conditions in certain geographies, at the time we negotiate the lease termination and sublease arrangements with third parties as well as the performances by such third parties of their respective obligations. While the amount we have accrued represents the best estimate of the remaining obligations we expect to incur in connection with these plans, estimates are subject to change. Routine adjustments are required and may be required in the future as conditions and facts change through the implementation period. Our restructuring and other lease exit cost obligations are net of sublease income or lease settlement estimates of approximately $4.0 million. If adverse macroeconomic conditions continue, particularly as they pertain to the commercial real estate market, or if, for any reason, tenants under subleases fail to perform their obligations, we may be required to reduce estimated future sublease income and adjust the estimated amounts of future settlement agreements, and accordingly, increase estimated costs to exit certain facilities. Amounts related to the lease expense, net of anticipated sublease proceeds, will be paid over the respective lease terms through fiscal 2019.

Interest and Other Income (Expense), Net

During fiscal 2012, interest and other income (expense), net, increased by 409.1%, or $9.0 million, to $11.2 million from $2.2 million in fiscal 2011. The increase was primarily due to $9.4 million of other income recorded in fiscal 2012 related to the insurance proceeds received from our claims on loss associated with the Thailand flooding. This increase was partially offset by $0.7 million loss on repurchase of convertible notes in fiscal 2012.

During fiscal 2011, interest and other income (expense), net decreased by 73.2%, or $6.0 million, to $2.2 million from $8.2 million in fiscal 2010. The decrease was primarily due to $3.4 million of gains recorded in 2010 related to the distribution of proceeds from a class action settlement with Nortel, $2.0 million of gains on sale of equity investments in fiscal 2010 and $2.4 million reduction in interest income due to lower interest rates and lower average cash balances. The decrease was partially offset by an additional $1.2 million in other-than-temporary impairment charges on equity investments and asset-backed securities in fiscal 2010 compared to fiscal 2011.

Interest Expense

During fiscal 2012, interest expense increased by 7.5%, or $1.9 million, to $27.3 million from $25.4 million in fiscal 2011, primarily due to an increase in accretion of debt discount cost.

During fiscal 2011, interest expense decreased by 4.5%, or $1.1 million, to $25.4 million from $24.3 million in fiscal 2010, primarily due to an increase in accretion of debt discount cost.

Gain on Sale of Investments

During fiscal 2012 we recorded net gains on sale of investment of $1.6 million.

During fiscal 2011, we recorded net gains on sale of investment of $3.4 million, primarily due to the sale of 393,150 shares of common stock in Fabrinet at $10.00 per share, receiving net proceeds of $3.7 million after deduction of 7% for underwriting fees. These shares of common stock had a carrying value of $1.00 per share.

During fiscal 2010, we recorded net gains on sale of investments of $13.1 million, primarily due to the sale of 1,606,850 shares of common stock in Fabrinet, in connection with their initial public offering, receiving net proceeds of $14.9 million or $9.30 per share, after deduction of 7% for underwriting fees, on June 30, 2010. These shares of common stock had a carrying value of $1.00 per share.

Provision for (Benefit from) Income Tax

Fiscal 2012 Tax Expense

We recorded an income tax expense of $12.0 million for fiscal 2012. The expected tax benefit derived by applying the federal statutory rate to our loss before income taxes for fiscal 2012 differed from the income tax expense recorded primarily as a result of domestic and foreign losses that were not benefited due to valuation allowances.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in most of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2012, the valuation allowance for deferred tax assets increased by $25.8 million. The increase was primarily due to domestic and foreign tax net operating losses sustained during the fiscal year, offset by utilization and expiration of domestic and foreign net operating losses. We are currently subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Fiscal 2011 Tax Benefit

We recorded an income tax benefit of $26.0 million for fiscal 2011. The expected tax expense derived by applying the federal statutory rate to our income before income taxes for fiscal 2011 differed from the income tax benefit recorded primarily due to a net reduction in our valuation allowance related to the valuation allowance release and utilization of domestic and foreign net operating losses.

During fiscal 2011, we determined that it is more likely than not that a portion of the deferred tax assets of a subsidiary in a non-US jurisdiction (the “foreign subsidiary”) will be realized after considering all positive and negative evidence. Prior to fiscal 2011, because of significant negative evidence including principally continued economic uncertainty in the industry in the foreign jurisdiction specifically and reorganization activity that would adversely affect the foreign subsidiary’s future operations and profit levels on a continuing basis in future years, we determined that it was more likely than not that the deferred tax assets would not be realized. However, during fiscal 2011, the foreign subsidiary had realized cumulative pre-tax income for the preceding three years and as a result of the finalization of our reorganization plans during the year had forecasted future pre-tax income sufficient to realize a portion of its deferred tax assets prior to the expiration of its operating losses and tax credit carryforwards. Upon considering the relative impact of all evidence, both negative and positive, and the weight accorded to each, we concluded that it was more likely than not that a portion of the deferred tax assets of the foreign subsidiary would be realized and that such portion of the valuation allowance should be released.

Accordingly, a deferred tax valuation allowance release of $34.9 million was recorded as an income tax benefit during the year. Our conclusion that it is more likely than not that a portion of such deferred tax assets will be realized is strongly influenced by our forecast of future taxable income. We believe our forecast of future taxable income is reasonable; however, it is inherently uncertain. Therefore, if we realize materially less future taxable income than forecasted or have material unforeseen losses, then our ability to generate sufficient income necessary to realize a portion of the deferred tax assets may be reduced and an additional charge to increase the valuation allowance may be recorded. Conversely, if we generate taxable income materially greater than what was forecasted, then a further release of valuation allowance may be possible.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in most of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2011, the valuation allowance for deferred tax assets decreased by $91.4 million. The decrease was primarily related to the valuation release mentioned above and the utilization and expiration of domestic and foreign net operating losses. We are currently subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Fiscal 2010 Tax Expense

We recorded an income tax expense of $2.5 million for fiscal 2010. The expected tax benefit derived by applying the federal statutory rate to our loss before income taxes for fiscal 2010 differed from the income tax expense recorded primarily due to a net increase in our valuation allowance related to the increase in domestic and foreign tax net operating losses sustained during the fiscal year.

Based on a jurisdiction by jurisdiction review of anticipated future income and due to the continued economic uncertainty in the industry, management has determined that in most of our jurisdictions, it is more likely than not that our net deferred tax assets will not be realized in those jurisdictions. During fiscal 2010, the valuation allowance for deferred tax assets increased by $26.0 million. The increase was primarily due to domestic and foreign tax net operating losses sustained during the fiscal year, offset by utilization and expiration of domestic and foreign net operating losses. We are currently subject to various federal, state and foreign audits by taxing authorities. We believe that adequate amounts have been provided for any adjustments that may result from these examinations.

Discontinued Operations

On September 18, 2012, we entered into a definitive agreement to sell the Hologram Business within the AOT reportable segment to OpSec Security Inc. for $11.5 million in cash, subject to adjustment based upon the close date net working capital condition. In accordance with the applicable accounting guidance for the disposal of long-lived assets, the results of the Hologram Business are presented as discontinued operations and, as such, have been excluded from both continuing operations and segment results for all periods presented.

Net revenue of the Hologram Business for fiscal 2012, 2011 and 2010 was $19.7 million, $22.6 million and $16.6 million, respectively. Net loss for fiscal 2012 was $29.5 million, primarily related to impairment charges on long-lived assets. Net loss for fiscal 2011 and 2010 was $7.1 million and $8.5 million, respectively. There was no tax effect associated with the discontinued operation.

During fiscal 2010, we sold certain non-core assets related to our wholly owned subsidiary da Vinci Systems LLC (“da Vinci”). Da Vinci represented a separate component of the CommTest segment and was considered as discontinued operations for financial reporting purposes. The sale generated total gross proceeds of $2.5 million and a gain of $0.2 million, which was recognized in the first fiscal quarter of 2010. Net loss for fiscal 2010 was $2.1 million.

Operating Segment Information (dollars in millions)

				Percentage				Percentage
	2012	2011	Change	Change	2011	2010	Change	Change
Communications Test and Measurement
Net Revenue	$754.8	$803.0	$(48.2)	(6.0)%	$803.0	$642.7	$160.3	24.9%
Operating income	98.3	119.4	(21.1)	(17.7)	119.4	81.5	37.9	46.5

Communications and Commercial Optical Products
Net Revenue	701.6	770.8	(69.2)	(9.0)	770.8	499.3	271.5	54.4
Operating income (loss)	72.0	130.0	(58.0)	(44.6)	130.0	33.4	96.6	289.2

Advanced Optical Technologies
Net Revenue	206.0	208.1	(2.1)	(1.0)	208.1	205.3	2.8	1.4
Operating income	72.6	77.7	(5.1)	(6.7)	77.7	83.8	(6.1)	(7.3)

Communications Test and Measurement:

The decrease in CommTest net revenue fiscal 2012 and fiscal 2011 was primarily due to uncertainty in the macro-economic environment in North America within the instruments product portfolio, slightly offset by growth in the Asia-Pacific region. The decline in operating income was primarily driven by the decrease in net revenue, partially offset by reductions in SG&A and R&D expense as a result of savings obtained through our targeted restructuring activities to consolidate and rationalize business functions to achieve cost efficiencies within the CommTest segment.

The increase in CommTest net revenue between fiscal 2011 and fiscal 2010 was mainly related to the NSD acquisition, which contributed a further $112.3 million to revenue in fiscal 2011, combined with continued improvement in macro-economic conditions during the whole of the year. Operating income increased due to increased revenue and continued focus on expense management, offset by increased investments in research and development.

Communications and Commercial Optical Products:

The decrease in CCOP net revenue between fiscal 2012 and 2011 was due was primarily due to uncertainty in the macro-economic environment in Europe impacting our optical communications product portfolio, flooding in Thailand and price reductions in line with business expectations. Specifically, volume declined in our gesture recognition products compared to the successful launch of these products in fiscal 2011 and in our Circuit Packs and ROADMs product lines. The decline in operating income was primarily due to decreased net revenue, paired with increased investments in research and development.

The increase in CCOP net revenue between fiscal 2011 and 2010 was due to an increase in demand in most product lines, such as Pluggables, High Powered Lasers, Modulators, Tunables, ROADMS, Commercial Lasers and Circuit Packs, and the introduction of new product platforms which improved the profitability of our portfolio. Operating income increased year over year due to the increased volumes, together with an improved mix of higher margin products, offset by increased investments in research and development.

Advanced Optical Technologies:

The decrease in AOT net revenue between fiscal 2012 and fiscal 2011 was primarily due reduced demand for our gesture recognition products, which was partially offset by increases in our currency products. The decline in operating income was primarily due to reduced demand in gesture recognition products and a decline in pricing for certain currency products, resulting in reduced absorption of manufacturing costs.

The increase in AOT net revenue between fiscal 2011 and fiscal 2010 was primarily due to greater demand in our Gesture Recognition product market. Operating income declined as a result of lower margins resulting from changes in product mix, together with increased investments in research and development.

Liquidity and Capital Resources

Our cash investments are made in accordance with an investment policy approved by the Audit Committee of our Board of Directors. In general, our investment policy requires that securities purchased be rated A-1/P-1, A/A2 or better. Securities that are downgraded subsequent to purchase are evaluated and may be sold or held at management’s discretion.  No security may have an effective maturity that exceeds 37 months, and the average duration of our holdings may not exceed 18 months. At any time, no more than 5% of the investment portfolio may be concentrated in a single issuer other than the U.S. government or U.S. agencies. Our investments in debt securities and marketable equity securities are primarily classified as available-for-sale investments or trading securities and are recorded at fair value. The cost of securities sold is based on the specific identification method. Unrealized gains and losses on available-for-sale investments are reported as a separate component of stockholders’ equity.  We did not hold any investments in auction rate securities, mortgage backed securities, collateralized debt obligations, or variable rate demand notes at June 30, 2012 and virtually all debt securities held were of investment grade (at least BBB-/Baa3). As of June 30, 2012, approximately 88% of our cash, cash equivalents, and short-term investments were held in the U.S.

As of June 30, 2012, the majority of our cash investments have maturities of 90 days or less and are of high credit quality. During fiscal 2012, we recognized $0.3 million of investment losses and can provide no assurances that the value or the liquidity of our other investments will not also be impacted by adverse conditions in the financial markets.  In addition, we maintain cash balances in operating accounts that are with third party financial institutions. These balances in the U.S. may exceed the Federal Deposit Insurance Corporation (“FDIC”) insurance limits. While we monitor the cash balances in our operating accounts and adjust the cash balances as appropriate, these cash balances could be impacted if the underlying financial institutions fail.

Fiscal 2012

We had a combined balance of cash and cash equivalents, short-term investments and restricted cash of $752.7 million at June 30, 2012, an increase of $24.0 million from July 2, 2011.  Cash and cash equivalents increased by $5.7 million in the twelve months ended June 30, 2012, primarily due to cash provided by operating activities of $119.1 million, offset by $72.2 million used for the purchases of property, plant and equipment, net cash outflows of $26.6 million used for the purchase of available-for-sale investments, $12.5 million used for the acquisition of QuantaSol and Dyaptive and $2.6 million used in financing activities.

Cash provided by operating activities was $119.1 million, resulting from our net loss adjusted for non-cash items such as depreciation, amortization, impairment of long-lived assets and stock-based compensation of $199.4 million, and changes in operating assets and liabilities that used $80.3 million related primarily to a decrease in accounts payable of $29.2 million, a decrease in accrued payroll and related expenses of $25.3 million, an increase in other current and non-current assets of $16.8 million, a decrease in other current and non-current liabilities of $12.6 million, and an increase in inventories of $7.7 million, offset by a decrease in accounts receivable of $17.2 million primarily due to decrease in net revenue compared with fiscal 2011.

The $29.2 million decrease in accounts payable was primarily due to timing of purchases and payments. The $25.3 million decrease in accrued payroll and related expenses was primarily due to timing of salary and payroll tax payments and lower bonus and commission accruals. The $16.8 million increase in other current and non-current assets was primarily due to higher advances to our contract manufacturers to support future growth and increases in value-added tax receivables and prepayments of license and maintenance fees. The $12.6 million decrease in other current and non-current liabilities was mainly due to timing of invoicing and lower accrual related to contract manufacturing scrap expenses.

Cash used by investing activities was $105.7 million, primarily related to cash used for the purchase of property, plant and equipment of $72.2 million, net cash outflows used for the purchase of available-for-sale investments of $26.6 million, and cash used for the acquisition of QuantaSol and Dyaptive of $12.5 million, offset by proceeds from sale of assets of $2.1 million. Since we continue to invest in new technology, laboratory equipment, and manufacturing capacity to support revenue growth across all three segments, significant investments were made during fiscal 2012 to increase our manufacturing capacity in Asia and the U.S. and to upgrade our information technology systems.

Our financing activities used cash of $1.9 million, related to repayments of the carrying amount and reacquisition of the equity component of our 1% Senior Convertible Notes in the amount of $13.2 million, payments made on financing obligations of $11.6 million primarily related to software licenses, and payments for issuance cost of our revolving credit facility of $1.9 million, offset by proceeds from the exercise of stock options and the issuance of common stock under our employee stock purchase plan of $17.9 million and proceeds from financing obligation of $6.9 million related to the Eningen sale and leaseback transaction.

Fiscal 2011

We had a combined balance of cash and cash equivalents, short-term investments and restricted cash of $728.7 million at July 2, 2011, an increase of $128.6 million from July 3, 2010. Significant inflows included $205.3 million provided by operating activities and $38.1 million from the exercise of stock options and the issuance of stock under employee stock plans.  Significant outflows included $116.7 million of cash used for purchases of property, plant and equipment. Cash and cash equivalents increased by $55.2 million in fiscal 2011, primarily due to the above-referenced items offset by purchases of available-for-sale investments in excess of sales and maturities of $70.0 million.

Operating activities provided $205.3 million of cash during fiscal 2011, resulting from our net income adjusted for non-cash items such as depreciation, amortization, and various gains and losses of $288.8 million, together with changes in operating assets and liabilities that used $83.5 million related primarily to an increase in trade receivable of $52.8 million due to the increase in sales, an increase in inventories of $38.6 million, an increase in other current and non-current assets of $23.7 million and a decrease in accrued expenses and other current and non-current liabilities of $17.2 million offset by an increase in deferred revenue of $44.1 and an increase of $9.7 million in accounts payable.

Cash used by investing activities was $188.3 million during fiscal 2011, primarily due to $116.7 million of cash used for purchases of property and equipment, $73.6 million for purchases of available-for-sale investments, net of maturities and sales of investments, offset by $3.6 million from the sale of our Fabrinet investment. Since we continue to invest in new technology, lab equipment, and manufacturing capacity to support revenue growth across all three segments, significant investments were made during fiscal 2011 to increase our manufacturing capacity in China and the United States, to set up and /or improve facilities and purchase equipment to support our NSD business, and to upgrade our information technology systems.

Our financing activities provided cash of $31.1 million, primarily related to proceeds from the exercise of stock options and issuance of stock under employee stock plans of $38.1 million offset by the payments on financing obligations of $6.8 million.

Fiscal 2010

We had a combined balance of cash and cash equivalents, short-term investments and restricted cash of $600.1 million at July 3, 2010, a decrease of $95.4 million from June 27, 2009. Significant inflows included $119.2 million provided by operating activities, $14.9 million from the sale of our Fabrinet investment, and $9.6 million from the exercise of stock options and the issuance of stock under employee stock plans.  Significant outflows included $207.3 million of cash used in acquisitions and $41.4 million for purchases of property, plant and equipment.  Cash and cash equivalents increased by $53.3 million in fiscal 2010, primarily due to the above-referenced items and sales and maturities of investments in excess of purchases of $181.5 million.

Operating activities provided $119.2 million of cash during fiscal 2010, resulting from our net loss adjusted for non-cash items such as depreciation, amortization, and various gains and losses, of $118.2 million, together with changes in operating assets and liabilities that provided $1.0 million related primarily to an increase in deferred revenue of $33.4 million, a decrease in inventory of $22.2 million, an increase in accounts payable of $20.8 million, a decrease in other current and non-current assets of $18.3 million and an increase in accrued payroll and related of $11.7 million, offset by an increase in accounts receivable of $62.3 million due to the increase in sales, a decrease in accrued expenses and other current and non-current liabilities of $33.6 million and a decrease in income taxes payable of $9.5 million.

Cash used by investing activities was $65.4 million during fiscal 2010, primarily due to $207.3 million of cash used for acquisitions, net of cash acquired and $41.4 million used for purchases of property and equipment offset by $196.4 million from sales and maturities of investments in excess of purchases, including $14.9 million from the sale of our Fabrinet investment.

Our financing activities provided cash of $1.0 million, primarily related to proceeds from the exercise of stock options and issuance of stock under employee stock plans of $9.6 million offset by the payments on financing obligations of $8.6 million.

Contractual Obligations

The following summarizes our contractual obligations at June 30, 2012, and the effect such obligations are expected to have on our liquidity and cash flow over the next five years (in millions):

	Payments due by period
		Less than	1-3	3-5	More than
	Total	1 year	years	years	5 years
Contractual Obligations
Asset retirement obligations - expected cash payments	$10.8	$1.6	$3.7	$2.1	$3.4
Short-term debt: (1)
1% Senior convertible notes	311.0	311.0	—	—	—
Estimated interest payments	2.7	2.7	—	—	—
Purchase obligations (2)	139.4	129.4	8.1	1.9	—
Operating lease obligations (2)	147.2	29.4	51.4	35.3	31.1
Software lease obligations (2)	3.8	1.9	1.9	—	—
Pension and postretirement benefit payments (3)	89.5	5.1	9.8	12.1	62.5
Total	$704.4	$481.1	$74.9	$51.4	$97.0

(1) See “Note 11. Debts and Letters of Credit” for more information.

(2) See “Note 18. Commitments and Contingencies” for more information.

(3) See “Note 16. Employee Benefit Plans” for more information.

As of June 30, 2012, operating lease obligations of $6.8 million in connection with our restructuring and related activities were accrued in our Consolidated Balance Sheet.  Operating lease obligations of $1.6 million were included in “Other current liabilities” and $5.2 million was accrued in “Other non-current liabilities.”

Purchase obligations represent legally-binding commitments to purchase inventory and other commitments made in the normal course of business to meet operational requirements. Of the $139.4 million of purchase obligations as of June 30, 2012, $50.6 million are related to inventory and the $88.8 million are non-inventory items.

As of June 30, 2012, our other non-current liabilities primarily relate to asset retirement obligations, pension and financing obligations which are presented in various lines in the preceding table.

As we are unable to reasonably predict the timing of settlement of liabilities related to unrecognized tax benefits including penalties and interest, the table does not include $26.8 million of such liabilities recorded on our consolidated balance sheet as of June 30, 2012.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements, as such term is defined in rules promulgated by the SEC, that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that are material to investors.

Acquisitions

As part of our strategy, we are committed to the ongoing evaluation of strategic opportunities and, where appropriate, the acquisition of additional products, technologies or businesses that are complementary to, or broaden the markets for our products.  We believe we strengthened our business model by expanding our addressable market, customer base, and expertise, diversifying our product portfolio, and fortifying our core businesses through acquisition as well as through organic initiatives.

In January 2012, we completed the acquisition of Dyaptive based in Vancouver, Canada. The Company acquired tangible and intangible assets and assumed liabilities of Dyaptive for a total purchase price of approximately CAD 15.0 million in cash, including a holdback payment of approximately CAD 2.1 million which is due in December 2012.

In July 2011, we completed the acquisition of critical product design, patented intellectual property and other assets from QuantaSol, for a cash purchase price consideration of approximately $3.7 million.

In May 2010, we completed the acquisition of NSD from Agilent, where we acquired certain assets and assumed certain liabilities of NSD, for a total purchase price consideration of approximately $163.8 million.

In July 2009, we completed the acquisition of the SNT business from Finisar, where we acquired certain assets and assumed certain liabilities of SNT for a total cash purchase price consideration of approximately $40.7 million.

Please refer to “Note 5. Mergers and Acquisitions” of our Notes to Consolidated Financial Statements.

Employee Stock Options

Our stock option and Full Value Award program is a broad-based, long-term retention program that is intended to attract and retain employees and align stockholder and employee interests. As of June 30, 2012, we have available for issuance 6.3 million shares of common stock for grant primarily under our Amended and Restated 2003 Equity Incentive Plan (the “2003 Plan”) and 2005 Acquisition Equity Incentive Plan (the “2005 Plan”). The exercise price for the options is equal to the fair market value of the underlying stock at the date of grant. Options generally become exercisable over a four-year or three-year period and, if not exercised, expire from five to ten years post grant date. The majority of our employees participate in our stock option program. “Full Value Awards” refer to Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares that are granted with the exercise price equal to zero and are converted to shares immediately upon vesting. These Full Value Awards are performance based, time based, or a combination of both and are expected to vest over one to five years except with respect to awards with performance conditions, which are achieved on a different timeline.  The fair value of the time based Full Value Awards is based on the closing market price of our common stock on the date of award.  See “Note 15. Stock-Based Compensation” for more detail.

Pension and Other Postretirement Benefits

As a result of acquiring Acterna in August 2005 and NSD in May 2010, we sponsor pension plans for certain past and present employees in the United Kingdom (“UK”) and Germany. We also are responsible for the nonpension postretirement benefit obligation of a previously acquired subsidiary. Most of these plans have been closed to new participants and no additional service costs are being accrued, except for the plans assumed during fiscal 2010 in connection with the NSD acquisition.  The UK plan is partially funded and the German plans, which were initially established as “pay-as-you-go” plans, are unfunded.  The authoritative guidance of pension and other postretirement benefits requires the recognition of the funded status of the pension plans and nonpension postretirement benefit plans (retirement-related benefit plans) as an asset or a liability in the Consolidated Balance Sheets.  The authoritative guidance also requires the recognition of changes in that funded status in the year in which they occur through the Gains and (losses) not affecting retained earnings, net of tax, and the recognition of previously unrecognized gains/(losses), prior service costs/(credits) and transition assets as a component of Accumulated gains and (losses) not affecting retained earnings in the Consolidated Statement of Stockholders’ Equity. The funded status of a retirement plan is the difference between the projected benefit obligation and the fair value of its plan assets. The projected benefit obligation is the actuarial present value of all benefits attributed by the plan’s benefit formula to employee service. At June 30, 2012, our pension plans were under funded by $88.4 million since the projected benefit obligation exceeded the fair value of its plan assets. Similarly, we had accrued $1.1 million related to our non-pension postretirement benefit plan.

We anticipate future annual outlays related to the German plans will approximate estimated future benefit payments. These future benefit payments have been estimated based on the same actuarial assumptions used to measure our projected benefit obligation and currently are forecasted to range between $3.9 million and $5.1 million per annum. In addition, we expect to contribute approximately $0.7 million to the UK plan during fiscal 2013.

During fiscal 2012 and fiscal 2011, we contributed GBP 0.3 million and GBP 0.2 million or approximately $0.4 million and $0.3 million, respectively, to our UK pension plan. These contributions allowed the Company to comply with regulatory funding requirements.

A key actuarial assumption in calculating the net periodic cost and the projected benefit obligation (“PBO”) is the discount rate. Changes in the discount rate impact the interest cost component of the net periodic benefit cost calculation and PBO due to the fact that the projected benefit obligation (“PBO”) is calculated on a net present value basis. Decreases in the discount rate will generally increase pre-tax cost, recognized expense and the PBO. Increases in the discount rate tend to have the opposite effect. We estimate a 50 basis point decrease or increase in the discount rate would cause a corresponding increase or decrease, respectively, in the PBO of approximately $7.0 million based upon June 30, 2012 data.

Liquidity and Capital Resources Requirement

Our primary liquidity and capital spending requirements over the next 12 months will be the funding of our operating activities, capital expenditures, and making periodic interest payments on our outstanding debt. As of June 30, 2012 our expected commitments for capital expenditures totals approximately $10.6 million. We believe that our existing cash balances, investments and availability under our revolving credit facility will be sufficient to meet our liquidity and capital spending requirements, including the repayment of the principal balance of $311.0 million outstanding under the 1% Senior Convertible Notes, which is expected to be paid no later than May 2013 based on the put and call provisions of the 1% Senior Convertible Notes. However, there are a number of factors that could positively or negatively impact our liquidity position, including:

•                  global economic conditions which affect demand for our products and services and impact the financial stability of our suppliers and customers;

•                  changes in accounts receivable, inventory or other operating assets and liabilities which affect our working capital;

•                  increase in capital expenditure to support the revenue growth opportunity of our business;

•                  the tendency of customers to delay payments or to negotiate favorable payment term to manage their own liquidity positions;

•                  timing of payments to our suppliers;

•                  factoring or sale of accounts receivable;

•                  volatility in fixed income, credit, and foreign exchange markets which impact the liquidity and valuation of our investment portfolios;

•                  possible investments or acquisitions of complementary businesses, products or technologies;

•                  issuance or repurchase of debt or equity securities;

•                  potential funding of pension liabilities either voluntarily or as required by law or regulation, and

•                  compliance with covenants and other terms and conditions related to our financing arrangements.